PILGRIM AMERICA MASTERS SERIES, INC.

                              ARTICLES OF AMENDMENT

         PILGRIM AMERICA MASTERS SERIES, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The charter of the Corporation is hereby amended by striking out Sections 2.1 and 2.2 of Article II of the Articles of Incorporation and inserting in lieu thereof the following:

                  2.1 The name of the corporation is Pilgrim Advisory Funds, Inc. (the "Corporation").

                  2.2 The Corporation acknowledges that it uses the name "Pilgrim" in its corporate name and in the name of any series designated pursuant to Article V hereof only with the permission of Pilgrim Investments, Inc., a Delaware corporation that serves as investment manager to the Corporation (the "Investment Manager"), and agrees that the Investment Manager shall control the use of the name "Pilgrim" by the Corporation. The Corporation further agrees that if the Investment Manager, its successors or assigns should at any time cease to be investment manager to the Corporation, the Corporation shall, at the written request of the Investment Manager or its successors or assigns eliminate the name
                  "Pilgrim" from its corporate name and any materials or documents referring to the Corporation, and henceforth will not use the name "Pilgrim" in the conduct of the Corporation's business, except to any extent agreed to by the Investment Manager. The Corporation further acknowledges that the Investment Manager reserves the right to grant the non-exclusive right to use the name "Pilgrim" to any other persons or entities, including other investment companies, whether now in existence or hereafter created. The provisions of this paragraph are binding on the Corporation, its successors and assigns and on its directors, officers, stockholders, creditors and all other persons claiming under or through it.

                  SECOND: The charter of the Corporation is hereby amended further to provide that the Corporation's "LargeCap Value Fund" series is hereby redesignated the "LargeCap Leaders Fund."

                  THIRD: The Amendment to the Articles of Incorporation of the Corporation as hereinabove set forth shall be effective on November 16, 1998.

                  FOURTH: The foregoing amendment to such Articles of Incorporation of the Corporation was approved by a majority of the entire Board of Directors of the Corporation; the charter amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by the stockholders, and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

                  FIFTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states to the best of his knowledge, information and belief that the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, Pilgrim America Masters Series, Inc. has caused this instrument to be signed in its name and on its behalf by its President, Robert W. Stallings, and attested by its Secretary, James M. Hennessy, on the ___ day of October, 1998.

ATTEST:                                PILGRIM AMERICA MASTERS SERIES, INC.


_______________________________        By:________________________________(SEAL)
James M. Hennessy                         Robert W. Stallings
Secretary                                 President

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